Raven Gold Corp.

June 1, 2006

Mr. Francis R. Biscan Jr.
President & Chief Executive Officer
Tara Gold Resources Corp.
Corporación Amermin, S.A. de C.V.

Re: When countersigned by each of the parties, the following will constitute our Letter of Intent, outlining the general terms with respect to our acquiring an interest in the Las Minitas group of properties, as outlined and defined in Exhibit A, (herein after called “Las Minitas Groupings”) near Navojoa, Sonora, Mexico, between Tara Gold Resources Corporation and Corporación Amermin S.A. de C.V., a subsidiary of Tara Gold Resources Corp. (hereinafter referred to as “Tara”), and Raven Gold Corp (hereinafter referred to as “Raven”). The Las Minitas Groupings are approximately 800 Hectares in size and are identified those properties set forth on that certain Declaration (the “Declaration”) dated as of March 27, 2006 between Corporación Amermin S.A. de C.V. as “Prospector” and Ing. Isidro Hernández Pompa as “Concessionaire” and further detailed in Schedule B.

Dear Mr. Biscan;

It is intended that Raven shall, subject to the terms and conditions set forth herein and in the Definitive Joint Venture Agreement (as hereinafter defined) enter into the following terms regarding the Las Minitas Groupings.

Terms:

1.
Upon execution of this Agreement, Raven agrees to purchase a 20% interest in Tara’s rights, privileges and interests in the Las Minitas Groupings as fully set forth in accordance with the Declaration, as follows;

a) Raven shall make a non-refundable payment of US$75,000.00 to Tara, coinciding with the signing of this Agreement (the payment will be refundable by Tara Gold if the conditions set forth in this Section are not satisfied by Tara by August 1, 2006);

b) Raven shall make a payment of US$225,000.00 to Tara by August 1, 2006;

c) Raven shall make a payment of $300,000 to Tara by November 1, 2006

d) Raven shall issue and deliver to Tara 250,000 shares of restricted common stock of Raven.

Upon execution of this Agreement and as a condition to the funding set forth above, Tara agrees to:

a) Make available to Raven a certified copy of title or other appropriate evidence under Mexican Law of an exclusive, perpetual exploration, exploitation, development, mineral, mining and excavation rights for the Las Minitas Groupings as soon as one is received but in any case not later then August 1, 2006.

b) Provide a legal opinion of Mexican counsel as to the title, rights and privileges assigned to Raven in accordance with this Agreement and under the Declaration in form and substance satisfactory to Raven and its counsel.

2.
Raven agrees to make all property payments outlined in “Schedule A” and any other payments or taxes mutually deemed necessary to maintain the properties and to keep in good standing the Declaration with respect to the Las Minitas Groupings and continue to make these payments as long as the Joint Venture outlined in this agreement is in effect. Payments will be escrowed for payment at least 14 days before payment is due.

3.
Raven will make an additional payment of US $100,000.00 on every anniversary date of this Agreement to maintain its interests in the Declaration, and to keep the Joint Venture in good standing in accordance with the terms of the Declaration.

4.
Raven may increase its interest in rights, privileges and licenses set forth in the Declaration with respect to the Las Minitas Groupings to 35% thereby reducing Tara’s interest in the Las Minitas Groupings to 65%, after the following conditions have been met:

a.
Raven spends an additional US$2 million on exploration and development of the Las Minitas Groupings within 18 months of the date of execution of this agreement. Tara Gold agrees that Raven will be the operator overseeing the additional US$2 million expenditure; however, Tara may have it representatives on location at any and all times to observe all operations, and may audit expenditures as necessary.

b.
Once Raven has notified Tara in writing, along with supporting documents, that it has spent US$2 million in exploration and development of the Las Minitas Groupings, Tara and Raven agree to enter into a standard joint venture agreement by which it will have a 35% working interest in the Las Minitas Groupings and American Tara Gold will own a 65% interest. At this point, Raven is to be appointed operator of the joint venture and will remain the operator as long as it maintains its 40% participation in the joint venture by paying its proportionate share of expenses and property payments or decides to withdraw from such responsibility; and

c.	Raven will issue and deliver to Tara an additional 250,000 Rule 144 shares of restricted common stock.

5.
A standard dilution clause will apply in case one of the partners decides not to participate financially for its proportionate share in any exploration or development program submitted by the operator. Should the operator decide not to present any exploration or development programs, the other party can present one and become the operator.

As a basis for the dilution clause, each party will be deemed to have invested the following amount of money in the Las Minitas Groupings:

1.	Raven: US$2,600,000 (representing its 35% interest); and
2.	Tara Gold US$4,828,571 (representing its 65% interest).

Once a participant has been diluted to a 10% interest, this interest will automatically convert into a 3% N.S.R. and the joint venture agreement will become null and void. At any time, the 3% NSR can be reduced to 1% by any partner in exchange for a US$5,000,000 payment;

6.
Each Raven and Tara, as long as their original participation is maintained, will have one vote each in the decisions of the joint venture management committee. An arbitration clause will be included in case of disagreement;

7.
It is also agreed that Raven has an option to increase its rights, title, privileges and interest in the Las Minitas Groupings to 55% thereby reducing Tara’s interest in the Las Minitas Groupings to 45%, on the following conditions:

a.
Raven spends an additional US$2 million over and above the US$2.0 million expenditures outlined in 4(a) above on exploration and development of the Las Minitas Groupings within 30 months of the execution date this agreement. Tara agrees that Raven will remain as operator overseeing the US$2 million expenditure; however, Tara may have it representatives on location at any and all times to observe all operations, and may audit expenditures by Raven as necessary;

b.	Raven issues to Tara an additional 250,000 Rule 144 shares of restricted common stock; and

c.	Raven agrees that after it has earned its 55%, Tara will receive 90 days, from the date of approval of any exploration budget, to pay its proportionate share of actual expenditures.

The dilution clause in term paragraph 5 hereto will be revised upon Raven increasing its interests to 55%, and as a basis for the dilution clause, each party will be deemed to have invested the following amount of money in the Las Minitas Groupings:

1	Raven: US$4,600,000 (representing its 55% interest); and
2	Tara Gold US$3,763,636 (representing its 45% interest).

8.
Subject to any disclosure requirements as promulgated by the Securities and Exchange Commission, the parties agree to consult each other and agree on joint news releases in the event of any public disclosure. Furthermore, all news releases shall be jointly reviewed and released with the following format included at the beginning of each news release: “CHICAGO, “Appropriate Date” (MARKETWIRE) - (Other OTC: TRGD.PK) Tara Gold Resources Corp. and Raven Gold Corp (“ABCI.PK”) Raven Resources is pleased to announce... This text may be revised by Tara at any time.

9.
Should Raven decide not to pursue exploration efforts, then Raven will cease to be the operator. In such a case, Raven will continue to hold its earned interests only as long as it completes all property payments and maintains the Las Minitas Groupings in good standing, as outlined in paragraph 2 above. In such case, all portions of this agreement shall remain in effect and binding on each party;

10.
Either party in the joint venture shall have first right of refusal on the sale of any portion of the other’s interest in the Las Minitas Groupings to a third party for 30 days from the date of notification.

11.
All commodity sales, derived from this property, will be done at broader market values, the spot price, at the time of the sale of any such commodity. The property, or the underlying commodities, cannot be used as collateral, liens or in any transaction without prior approval of both parties.

The parties will diligently and in good faith negotiate a definitive joint venture agreement (the “Definitive Joint Venture Agreement”) incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon.

In the Definitive Joint Venture Agreement, each of Tara and Raven will make such representations and warranties are customary in transactions of this nature. All representations and warranties will survive the closing of the transactions contemplated herein and any and all investigations at any time made by or on behalf of the parties.

This letter of intent is intended to be non-binding letter of intent regarding the contemplated transactions. The parties agree to negotiate the Definitive Joint Venture Agreement generally consistent with the terms of this Letter of Intent on or before the day which is fourteen days from the date set forth in page 1 of this Letter of Intent, but intend that the rights and obligations between them shall be as set forth herein until such time as the Definitive Joint Venture Agreement is signed and delivered by all of the parties. Upon such event, the parties respective legal rights and obligations will then be only those set forth in the Definitive Joint Venture Agreement.

Please indicate your concurrence with the foregoing by affixing your signature below, and thereafter transmitting such executed copy in the manner heretofore described.

DATED this June 1, 2005

Per:  /s/ Gary Haukeland

President
Raven Gold Corp.
16403-87th Street
Osoyoos, B.C. Canada
V0H 1V2

DATED this June 1, 2005	DATED this June 1, 2005
Per: /s/ Francis R. Biscan Jr. Francis R. Biscan Jr.	Per: /s/ Ramiro Trevizo Ledesma
President & CEO Tara Gold Resources Corp.	President Amermin S.A. De C.V

Schedule A

Date of Payment	Payment Amount (U.S.$	)
June 27, 2006	$175,000.00
December 27, 2006	$300,000.00
June 27, 2007	$300,000.00
October 27, 2007	$300,000.00
February 27, 2008	$300,000.00
June 27, 2008	$300,000.00
October 27, 2008	$300,000.00
February 27, 2009	$300,000.00
June 27, 2009	$300,000.00
November 27, 2009	$600,000.00
April 27, 2010	$600,000.00
September 27, 2010	$700,000.00
February, 27, 2011	$700,000.00
June 27, 2011	$800,000.00

Total Property Payments	$5,975,000.00

Schedule B

List of Las Minitas Grouping Concessions
a)	Name of Concession:	Aurifero Fraction I
	Type:	Exploration
	Title:	220198
	Area:	30.6687 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	24th June 2003.

b)	Name of Concession	Aurifero Fraction II
	Type:	Exploration
	Title:	220199
	Area:	13.5433 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	24th June 2003.

c)	Name of Concession	Aurifero II Fract. 1.
	Type:	Exploration
	Title:	220431
	Area:	23.0185 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	25th July 2003.

d)	Name of Concession	Aurifero II Fract. 2.
	Type:	Exploration
	Title:	220432
	Area:	15.3676 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	25th July 2003.

e)	Name of Concession:	Aurifero II Fract. 3.
	Type:	Exploration
	Title:	220433
	Area:	6.7019 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	25th July 2003.

f)	Name of Concession:	Aurifero III
	Type:	Exploration
	Title:	221798
	Area:	8.8985 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	26th March 2004.

g)	Name of Concession:	Aurifero IV Fraction I
	Type:	Exploration
	Title:	222440
	Area:	188.7461 Hectares
	Municipality & State:	Quiriego & Alamos, Sonora.
	In effect as of:	9th July 2004.

h)	Name of Concession:	Aurifero IV Fraction II
	Type:	Exploration
	Title:	222441
	Area:	10.4440 Hectares
	Municipality & State:	Quiriego & Alamos, Sonora.
	In effect as of:	9th July 2004.

i)	Name of Concession:	Aurifero IV Fraction III
	Type:	Exploration
	Title:	222442
	Area:	5.1449 Hectares
	Municipality & State:	Quiriego & Alamos, Sonora.
	In effect as of:	9th July 2004.

j)	Name of Concession:	Minitas Sur Fraction I
	Type:	Exploration
	Title:	222368
	Area:	177.0547 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	30th June 2004.

k)	Name of Concession:	Minitas Sur Fraction II
	Type:	Exploration
	Title:	222369
	Area:	10.0203 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	30th June 2004.

l)	Name of Concession:	Minitas Sur Fraction III
	Type:	Exploration
	Title:	222370
	Area:	0.1309 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	30th June 2004.

m)	Name of Concession:	Minitas Norte
	Type:	Exploration
	Title:	222371
	Area:	103.7324 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	30th June 2004.

n)	Name of Concession:	El Triunfo
	Type:	Exploration
	Title:	224067
	Area:	4.9578 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	29th March 2005.

o)	Name of Concession:	El Triunfo II
	Type:	Exploration
	Title:	224066
	Area:	14.0949 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	29th March 2005.

p)	Name of Concession	Socorro
	Type:	Exploration
	Title:	213319
	Area:	76.0000 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	20th April 2001.

q)	Name of Concession:	Socorro Dos
	Type:	Exploration
	Title:	223356
	Area:	45.3485 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	3rd December 2004.

r)	Name of Concession:	Zorra Negra
	Type:	Exploration
	Title:	217897
	Area:	0.2057 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	18th September 2002.

s)	Name of Concession:	Lorito
	Type:	Exploration
	Title:	189677
	Area:	6.0000 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	6th December 1990.

t)	Name of Concession:	Dios Mediante
	Type:	Exploration
	Title:	164014
	Area:	15.8617 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	19th April 1977.

u)	Name of Concession:	Josefa
	Type:	Exploration
	Title:	201032
	Area:	60.7966 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	31th October 1994.

v)	Name of Concession:	El Negro
	Type:	Exploration
	Title:	152864
	Area:	9.0000 Hectares
	Municipality & State:	Quiriego, Sonora.
	In effect as of:	29th April 1970.

w)	Name of Concession:	San Joaquin
	Type:	Exploration
	Title:	210155
	Area:	0.8579 Hectares
	Municipality & State:	Alamos, Sonora.
	In effect as of:	10th September 1999.